INTERNATIONAL

SHIPHOLDING

CORPORATION

FOR IMMEDIATE RELEASE:

INTERNATIONAL SHIPHOLDING TO RELOCATE TO MOBILE

Closure of MR-GO is Catalyst

NEW ORLEANS, LA -- June 26, 2006 – (NYSE: ISH) –The board and officers of International Shipholding Corporation today announced plans to relocate its corporate headquarters, and CG Railway operations from  New Orleans to Mobile, Alabama due to the closure of the Mississippi River-Gulf Outlet (MR-GO) and its uncertain future. The announcement was made by International Shipholding Corporation Chairman Erik F. Johnsen. The company anticipates completing the move by early 2007.

“Our company unfortunately, is another victim of Hurricane Katrina,” said Johnsen. “With the       post-Katrina closure of the MR-GO to deep-draft shipping, and after extensive research, we could find no other site in Louisiana for our specialized rail-ferry service.”

International Shipholding will be moving its headquarters at Poydras Center along with its CG Railway service to a facility in Mobile. However, its barge repair operation, LASH (Lighter Aboard SHip) Barge Repair Yard in Lafitte, Louisiana will remain along with all of its 50 employees.  Additionally, the company expects to retain its terminal lease, while exploring alternative uses for the site.

“I want to emphasize that our decision to relocate is based upon the unique post-Katrina circumstances facing our company,” Johnsen continued.  “It should not be seen as an indication of our views on the future economic health of the greater New Orleans area.  In fact, we are optimistic that the City of New Orleans will enjoy a vibrant rebirth, which is already evidenced by the return of the Port of New Orleans to its pre-Katrina levels.”

International Shipholding Corporation was founded as Central Gulf Steamship Corporation by the Johnsen family in 1947.  It went public in 1979 and is a registered member of the New York Stock Exchange.

“Our roots are in New Orleans and it pains us to leave.  However, we will have a continued presence in Louisiana,” said Johnsen.

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About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, is engaged in various types of waterborne freight transportation including LASH (Lighter Aboard SHip) carriage, pure car/truck carrier services, roll-on/roll-off, breakbulk and bulk carrier services, domestic coastwise services, and rail-ferry transportation services.  International Shipholding Corporation is a leader in water transportation, providing unique solutions to the needs of a diversified customer base with emphasis on medium to long-term contracts and charters.

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Int’l Shipholding…6/26/06…Page Two

Its principal subsidiaries are Central Gulf Lines, Inc., Waterman Steamship Corporation, LCI Shipholdings, Inc., (including LASH Transatlantic service doing business as Forest Lines), LMS Shipmanagement, Inc., and CG Railway, Inc.  These subsidiaries, together with other subsidiaries and companies in which the company has invested, operate a fleet of ocean-going vessels, LASH barges and related shoreside handling facilities.  As of December 31, 2005, International Shipholding Corporation’s fleet includes 40 vessels and 850 barges.  Information on shipping and sailing schedules are available at the CG Railway, Inc., Forest Lines, and Waterman Steamship Corporation websites at (www.intship.com).

International Shipholding Corporation currently has offices in New York and New Orleans and maintains a network of marketing agents in major cities worldwide.  The company’s common stock is traded on the New York Stock Exchange (NYSE: ISH).

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